Exhibit 23.1

Consent of Most & Company, LLP, Independent Registered Public Accounting Firm

The Board of Directors
TNT Designs, Inc:

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated November 14, 2005, relating to the balance sheet of TNT Designs, Inc. as of September 30, 2005, and the related statements of operations, stockholders' equity, and cash flows for the period February 17, 2004 (inception) to September 30, 2004 and for the period February 17, 2004 (inception) to September 30, 2005, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Interest of Named Experts and Counsel" in such Registration Statement.

Most & Company, LLP,
Independent Registered Public Accounting Firm

New York, NY
December 2, 2005